Exhibit 99.1

Badger Meter Reports Record Third Quarter Earnings

    MILWAUKEE--(BUSINESS WIRE)--Oct. 14, 2004--Badger Meter, Inc. (AMEX:BMI) today reported record earnings for the third quarter ended September 30, 2004.
    Net sales for the third quarter of 2004 were $53,340,000, a 9.7% increase from sales of $48,613,000 for the third quarter of 2003. Net earnings were a record $3,389,000 or $0.99 per diluted share for the third quarter of 2004, a 23.8% increase from net earnings of $2,644,000 or $0.80 per diluted share for the same period in 2003.
    For the first nine months of 2004, net sales were $156,492,000, a 15.3% increase from net sales of $135,704,000 for the same period in the prior year. Net earnings for the first nine months of 2004 were $8,816,000 or $2.60 per diluted share, a 43.6% increase from earnings of $5,956,000 or $1.81 per diluted share for the comparable prior period.
    "Increased sales of automatic meter reading (AMR) systems for the water utility market drove our strong third quarter performance. Sales of residential AMR systems grew at a double-digit rate, due to the continuing success of Orion(R), our proprietary mobile radio frequency AMR system, along with increased sales of residential water meters equipped with AMR systems supplied by Itron, Inc.," said Richard A. Meeusen, chairman, president and CEO of Badger Meter. He also noted that net earnings for the third quarter were negatively affected by continuing operating losses related to the company's operation in France.
    "We are broadening our AMR product line through recently announced alliances with companies that will use power lines to transmit data from water and gas meters to the utility. This builds on our existing ability to provide digital connectivity to our own and other AMR systems using radio frequency, telephone and satellite technology," said Meeusen. "Different utilities prefer different AMR solutions. Our goal is to meet the needs of our utility customers with a broad range of AMR products and technologies."
    "As existing meter replacements come due, more utilities are evaluating the benefits of converting to automatic meter reading. With only 15% of residential water meters in the U.S. currently converted to AMR, we believe Badger Meter is well positioned to benefit from long-term growth opportunities in this market," said Meeusen.
    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to leading AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.
    Certain statements contained in this news release as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:
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*T
-- the continued shift in the Company's business from lower cost, local-read meters towards more expensive, value-added automatic meter reading (AMR) systems;

-- the success or failure of new Company products, including the Orion(R) radio frequency drive-by AMR meter, the absolute digital encoder (ADE) and the proposed Galaxy(TM) fixed network AMR system;

-- changes in competitive pricing and bids in the marketplace, and particularly continued intense price competition on government bid contracts for lower cost, local read meters;

--  the actions (or lack thereof) of the Company's competitors;

-- the Company's relationships with its alliance partners, particularly its alliance partners that provide AMR connectivity solutions;

-- the general health of the United States economy, particularly including housing starts and the overall industrial activity;

-- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass housings as a result of increases in the commodity prices for copper and zinc at the supplier level;

-- changes in foreign economic conditions, including currency fluctuations such as the recent increase in the euro versus the United States dollar; and

-- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.
*T
    Some or all of these factors are beyond the Company's control. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

                          BADGER METER, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                              (Unaudited)


                    Nine Months Ended September 30,

                                         2004              2003
Net sales                           $156,492,000     $135,704,000
Gross margin                         $51,510,000      $45,064,000
Earnings before income taxes         $14,943,000       $9,638,000
Provision for income taxes            $6,127,000       $3,682,000
Net earnings                          $8,816,000       $5,956,000
Earnings per share:
         Basic                             $2.68            $1.85
         Diluted                           $2.60            $1.81
Shares used in computation of:
         Basic                         3,290,027        3,216,267
         Diluted                       3,388,944        3,285,966

                   Three Months Ended September 30,

                                         2004              2003
Net sales                            $53,340,000      $48,613,000
Gross margin                         $17,903,000      $16,097,000
Earnings before income taxes          $6,060,000       $4,289,000
Provision for income taxes            $2,671,000       $1,645,000
Net earnings                          $3,389,000       $2,644,000
Earnings per share:
         Basic                             $1.02            $0.82
         Diluted                           $0.99            $0.80
Shares used in computation of:
         Basic                         3,306,633        3,237,605
         Diluted                       3,428,639        3,317,478


                          BADGER METER, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS


Assets                               September 30      December 31
                                         2004              2003
                                      (Unaudited)
Cash                                $   2,015,000    $   2,089,000
Receivables                            31,024,000       26,304,000
Inventories                            32,215,000       29,654,000
Other current assets                    5,428,000        4,951,000

         Total current assets          70,682,000       62,998,000

Net property, plant and equipment      41,401,000       42,838,000
Prepaid pension                        17,526,000       16,236,000
Other long-term assets                  4,746,000        4,690,000
Goodwill                                6,754,000        7,089,000
                                    -------------    -------------
         Total assets               $ 141,109,000    $ 133,851,000



Liabilities and Shareholders' Equity


Short-term debt and current
 portion long-term debt             $  14,572,000    $   9,188,000
Payables                               13,841,000       14,895,000
Accrued compensation and employee
 benefits                               6,593,000        6,619,000
Warranty and other liabilities          7,387,000        6,350,000
                                    -------------    -------------
Total current liabilities              42,393,000       37,052,000

Deferred income taxes                   5,764,000        5,699,000
Long-term employee benefits            10,901,000       11,479,000
Long-term debt                         19,797,000       24,450,000
Shareholders' equity                   62,254,000       55,171,000
                                    -------------    -------------
Total liabilities and
 shareholders' equity               $ 141,109,000    $ 133,851,000
                                    -------------    -------------

    CONTACT: Badger Meter, Inc.
             Richard E. Johnson, 414-371-5705